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                                                                      EXHIBIT 11

(11)--STATEMENT RE:  COMPUTATION OF EARNINGS PER SHARE

NEOGEN CORPORATION AND SUBSIDIARIES


                   Three Months Ended November 30  Six Months Ended November 30
                          1996         1995              1996        1995
                       ---------    ---------         ----------  ----------
Weighted average common
 and common equivalent
 shares outstanding:
  Average shares out-
  standing                5,258,342    4,490,951      4,921,053    4,475,592
  Net effect of dilutive
   stock warrants--
   based on the treasury
   stock method using
   average market price
   which is greater than
   quarter-end market
   price                     17,583       33,487         17,980       33,274
  Net effect of dilutive
   stock options--based
   on the treasury stock
   method using average
   market price which is
   greater than quarter-
   end market price         119,656      152,422        125,494      157,911
                         ----------   ----------     ----------   ----------

     TOTALS               5,395,581    4,676,860      5,064,527    4,666,777
                         ==========   ==========     ==========   ==========


Net income               $  412,740   $  126,838     $  813,499   $  257,876
                         ==========   ==========     ==========   ==========


Net income per share     $     0.08   $     0.03     $     0.16   $     0.06
                         ==========   ==========     ==========   ==========